EXHIBIT 99.1: PRESS RELEASE OF PAYCHEX, INC. DATED SEPTEMBER 27, 2005
PAYCHEX, INC. REPORTS RECORD FIRST QUARTER RESULTS
September 27, 2005
First Quarter Fiscal 2006 Highlights:
•	Record net income of $115 million, or $0.30 diluted earnings per share.

•	Net income increased 31% and diluted earnings per share increased 30%.

•	Total revenue up 17%.

•	Payroll service revenue up 10%.

•	Major Market Services revenue increased 28%.

•	Retirement Services revenue grew 17%.

•	Administrative fee revenue from Paychex Premier (SM) and Professional Employer Organization increased 35%.

•	Cash flow from operations was strong at $162 million.

•	Increased revenue growth guidance from a range of 11% to 12% to a range of 13% to 15%.
     ROCHESTER, NY, September 27, 2005 — Paychex, Inc. (the “Company” or “Paychex”) (NASDAQ:PAYX) today announced record net income of $115.0 million, or $0.30 diluted earnings per share, for the three months ended August 31, 2005 (“the first quarter”), a 31% increase over net income of $87.7 million, or $0.23 diluted earnings per share, for the same period last year. Total revenues were $403.7 million, a 17% increase over $345.0 million for the same period last year.
     “Fiscal 2006 is off to an exceptional start as a stronger than anticipated economy caused revenues and net income to exceed our expectations,” commented Jonathan J. Judge, President and Chief Executive Officer of Paychex. “The strong economy was reflected in higher check volume growth and positive trends in new hire reporting. Along with client base growth and increased ancillary penetration, the above factors contributed to a 10% increase in Payroll service revenue to $308.6 million. Additionally, Major Market Services revenue increased 28% for the first quarter to $52.4 million.”
     Human Resource Services revenue increased to $75.8 million for the first quarter. This increase reflects growth in our clients for Retirement Services and growth in client employees served by our Paychex Premier (SM) Human Resources (previously referred to as Paychex Administrative Services or “PAS”) and Professional Employer Organization (“PEO”) services. Retirement Services revenue increased 17% for the first quarter to $24.6 million. Administrative fee revenue from Paychex Premier (SM) and PEO products increased 35% in the first quarter to $21.5 million.
     We continue to leverage our business as demonstrated by a drop in total expenses as a percentage of total service revenues to 63%, down from 65% in the same period last year. Our investments to support revenue growth contributed to a moderate increase in total operating, selling, general and administrative expenses. For the first quarter, our operating income was $162.8 million, an increase of 27% over the same period last year.
     Increases in interest on funds held for clients and corporate investment income were attributable to average interest rate and average investment balance comparisons as follows:

	For the three months ended
	August 31,
$ in millions	2005	2004

Average investment balances:
Funds held for clients	$2,742.0	$2,461.5
Corporate investments	$730.5	$529.2

Average interest rates earned:
Funds held for clients	2.7%	1.7%
Corporate investments	2.5%	1.8%

     Commenting on the current year business condition, Judge emphasized, “The first quarter was strong as we have seen the highest check volume growth we have experienced in recent years. While we are hopeful that this will continue, we cannot predict the future impact of recent hurricanes and rising gas prices. We have increased our guidance for fiscal 2006 as we now expect total revenue growth to be in the range of 13% to 15%. Assuming no further announcements to change interest rates, we expect net income growth in the range of 22% to 24%.”
     Reflecting on the destruction inflicted by Hurricane Katrina on the Gulf Coast, Judge remarked, “We are very fortunate and grateful that all of our employees have been accounted for and are safe. Additionally, our facilities in New Orleans and all of the client records in that branch office remain intact. Paychex has a business continuity plan in place to respond to unexpected events, and we successfully executed our plan, ensuring that we continued to process payroll for our clients. Through an outstanding effort by our employees in the Baton Rouge, Dallas, Houston and numerous other branch offices, we experienced minimal disruption in servicing our clients in the affected area.”
CONFERENCE CALL
     Access the webcast of the Paychex, Inc. First Quarter Earnings Release Conference Call, scheduled for September 28, 2005 at 10:30 a.m. Eastern Time, at www.paychex.com at the Investor Relations page. Paychex, Inc.’s news releases, current financial information, SEC filings, and investor presentations are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, CFO, or
	Terri Allen	585-383-3406

Media Inquiries:	Laura Saxby Lynch	585-383-3074
ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, time and attendance solutions and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 522,000 payroll clients nationwide. For more information about Paychex and our products, visit www.paychex.com.
“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by management of Paychex, Inc. and its wholly owned subsidiaries (the “Company” or “Paychex”) may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following or those that are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K filed on July 22, 2005: changes in demand for the Company’s products and services, ability to develop and market new products and services effectively, pricing changes and impact of competition, and the availability of skilled workforce; general market and economic conditions, including, among others, changes in United States employment and wage levels, changes in new hiring trends, changes in short- and long-term interest rates, and changes in the market value and the credit rating of securities held by the Company; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers’ compensation, state unemployment, and section 125 plans; changes in technology, including use of the Internet; the possibility of failure of the Company’s operating facilities, computer systems, and communication systems during a catastrophic event; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; the possible inability of clients to meet payroll obligations; the possibility of failure in internal controls or the inability to implement business processing improvements; and potentially unfavorable outcomes related to pending legal matters. All of these factors could cause the Company’s actual results to differ materially from its anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of issuance of this release, or to reflect occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months ended
	August 31,
	2005	2004	% Change

Revenues:
Payroll service revenue	$308,598	$279,805	10%
Human Resource Services revenue	75,817	54,398	39%

Total service revenues	384,415	334,203	15%
Interest on funds held for clients (A)	19,300	10,772	79%

Total revenues	403,715	344,975	17%

Expenses:
Operating expenses (B)	133,421	121,592	10%
Selling, general and administrative expenses (B)	107,474	94,715	13%

Total expenses	240,895	216,307	11%

Operating income	162,820	128,668	27%

Investment income, net (A)	4,859	2,259	115%

Income before income taxes	167,679	130,927	28%
Income taxes	52,651	43,206	22%

Net income	$115,028	$87,721	31%

Basic earnings per share	$0.30	$0.23	30%

Diluted earnings per share	$0.30	$0.23	30%

Weighted-average common shares outstanding	378,810	378,107

Weighted-average common shares outstanding, assuming dilution	380,180	379,706

Cash dividends per common share	$0.13	$0.12	8%

(A)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Forms 10-K, 10-Q, and 8-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at the Company’s website www.paychex.com.

(B)	Expenses have been reclassified between operating expenses and selling, general and administrative expenses to more appropriately reflect the Company’s current way of conducting business.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amount)

	August 31,	May 31,
	2005	2005

ASSETS
Cash and cash equivalents	$337,321	$280,944
Corporate investments (A)	459,853	426,666
Interest receivable	19,501	31,108
Accounts receivable, net of allowance for doubtful accounts	189,317	161,849
Deferred income taxes	24,563	21,374
Prepaid income taxes	—	5,781
Prepaid expenses and other current assets	21,969	20,587

Current assets before funds held for clients	1,052,524	948,309
Funds held for clients (A)	2,348,705	2,740,761

Total current assets	3,401,229	3,689,070
Property and equipment, net of accumulated depreciation	213,573	205,319
Intangible assets, net of accumulated amortization (B)	68,412	71,458
Goodwill (B)	405,842	405,992
Other long-term assets	6,786	7,277

Total assets	$4,095,842	$4,379,116

LIABILITIES
Accounts payable	$28,978	$30,385
Accrued compensation and related items	95,838	106,635
Deferred revenue	3,542	4,271
Accrued income taxes	43,838	—
Legal reserve	23,931	25,271
Other current liabilities	31,184	28,391

Current liabilities before client fund deposits	227,311	194,953
Client fund deposits	2,356,191	2,746,871

Total current liabilities	2,583,502	2,941,824
Deferred income taxes	17,384	17,759
Other long-term liabilities	37,023	33,858

Total liabilities	2,637,909	2,993,441

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; Authorized: 600,000 shares; Issued and outstanding: 378,988 shares at August 31, 2005, and 378,629 shares at May 31, 2005, respectively	3,790	3,786
Additional paid-in capital	248,511	240,700
Retained earnings	1,213,377	1,147,611
Accumulated other comprehensive loss	(7,745)	(6,422)

Total stockholders’ equity	1,457,933	1,385,675

Total liabilities and stockholders’ equity	$4,095,842	$4,379,116

(A)	The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected net unrealized losses of $11.9 million at August 31, 2005, compared with net unrealized losses of $9.9 million at May 31, 2005. During the first three months of fiscal 2006, the net unrealized loss position ranged from $16.7 million to $6.1 million. The net unrealized loss position of the Company’s combined investment portfolios was approximately $11.5 million at September 22, 2005.

(B)	Intangible assets primarily represent client lists and license agreements with associate offices, which are amortized over periods ranging from five to twelve years using either accelerated or straight-line methods. Goodwill recorded from the fiscal 2003 and fiscal 2004 acquisitions is not amortized, but is tested for impairment on an ongoing basis. The Company’s business is largely homogeneous and substantially all of the goodwill is associated with one reporting unit.